XIONICS
Document Technologies


Suzanne Dumaresq                                                       Dan Dent
Xionics Document Technologies, Inc.                    Bridgeman Communications
(617) 229-4142                                                   (617) 742-7240

Email:  sdumaresq@xionics.com                          Email: dan@bridgeman.com


                              XIONICS ACQUIRES GCA

            DEAL JOINS LEADING DEVELOPERS OF PRINTER AND PERIPHERAL
                                  TECHNOLOGIES


BURLINGTON, MASS. - FEBRUARY 21, 1997 - Xionics Document Technologies, Inc. (NASDAQ:XION) today announced the acquisition of Gesellschaft fur
Computer Anwendung mbH (GCA), Freiberg, Germany, a leading developer of printer drivers for the worldwide multifunction/printer peripheral market. The purchase will bring to Xionics GCA's extensive printer driver development expertise and design library. Customers of both companies will benefit from a seamless and integrated development path for advanced multifunction, printing and imaging devices. The acquisition gives Xionics leading printer driver software - software that instructs a computer application how to image text and graphics for specific printer models.

"This acquisition brings together two leading independent developers of printer drivers and page description languages-a combination that offers manufacturers a single, streamlined development process," said Robert Gilkes, president and CEO of Xionics. "This venture also contributes to our strategy to provide our OEM customers the core technologies, including low-cost color printing technology, that enable new generations of high performance, networked multifunction, printing and imaging devices."

According to Wilfried Welsch, GCA's managing director, the organization was the first European company to develop printer drivers and the first company worldwide to develop color printer drivers for Windows OS. "The combination of the two company's development expertise, customer bases and market recognition will bring added value to our customers worldwide," said Mr. Welsch.

Xionics acquired all of the outstanding shares of GCA in a $5 million cash transaction through its wholly-owned subsidiary Xionics Document Technologies GmbH, Dortmund, Germany.

Xionics is a leading developer of innovative silicon and software for printing, scanning, copying, processing and transmitting paper documents to computer peripherals. Xionics partners with the industry's leading original equipment manufacturers (OEMs) to develop peripherals that provide the performance, output quality and network connectivity for today's office computing market. Xionics also markets, through a worldwide distribution channel, board-level image printing, scanning and viewing acceleration products for production document imaging applications. The company's corporate headquarters is based in Burlington, Massachusetts, with offices in Japan, Germany and the United Kingdom.

GCA develops and sells OEM device drivers and printing solutions. Its heralded UNICODE-based enabled printer drivers, which are based on a unique GCA printing subsystem, are available for all popular graphical operating platforms. GCA's customers include nearly all Japanese printer manufacturers in addition to others based in the United States and Europe.

                                     # # #

Statements contained in this press release which are not historical facts are forward-looking statements subject to risks and uncertainties as discussed more fully in Xionics' filings with the SEC, including its Final Prospectus dated September 26, 1996.

Xionics is a registered trademark of Xionics Document Technologies, Inc. and/or its subsidiaries. All other company and product names are trademarks or registered trademarks of their respective companies.


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